EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 10, 2017, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Credit Acceptance Corporation and subsidiaries on Form 10-K for the year ended December 31, 2016. We consent to the incorporation by reference of said reports in the Registration Statements of Credit Acceptance Corporation and subsidiaries on Forms S-3 (File No. 333-18301 and File No. 333-187778) and on Forms S-8 (File No. 333-67348, File No. 333-91734, File No. 333-111831, File No. 333-120756 and File No. 333-187105).

/s/ GRANT THORNTON LLP

Southfield, Michigan
February 10, 2017